Exhibit 99.1

BWXT Names Mike Fitzgerald Chief Financial Officer

(LYNCHBURG, Va. – July 31, 2025) BWX Technologies, Inc. (NYSE: BWXT) announced today that Mike T. Fitzgerald has been named Chief Financial Officer. Fitzgerald served as interim CFO since May 12.

“Mike has done an outstanding job stepping in as interim CFO these past months,” said Rex Geveden, BWXT president and chief executive officer. “I continue to be impressed by his strategic vision and deep understanding of the business.”

Fitzgerald joined BWXT in 2022 as vice president, finance and chief accounting officer, responsible for overseeing and reporting on the company’s day-to-day financial operations. He previously led MorganFranklin, LLC’s aerospace and defense practice as managing director and was an audit senior manager at Deloitte & Touche, LLP. In 2024, his financial leadership at BWXT was recognized with a rising star award from the Northern Virginia Technology Council.

Before being named interim CFO, Fitzgerald served as BWXT’s chief accounting officer.

About BWXT

At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. A U.S.-based company, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental restoration, nuclear medicine and space exploration. With nearly 10,000 employees, BWXT and its industry partners support the U.S. Department of Energy and National Nuclear Security Administration across more than a dozen major contracts in North America. For more information, visit www.bwxt.com. Follow us on LinkedIn, X, Facebook and Instagram.

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